Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Silence Therapeutics plc

72 Hammersmith Road

London W14 8TH

United Kingdom

8 March 2021

Ladies and Gentlemen:

Re:	Silence Therapeutics plc – Registration Statement on Form F-1 – Exhibit 5.1
1.	INTRODUCTION
1.1

We have acted as English legal advisers to Silence Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the private placement of American Depositary Shares (“ADSs”) each representing three ordinary shares of £0.05 each (the “Ordinary Shares”) in the capital of the Company (the “Private Placement”).

1.2

The Private Placement comprised the sale of 2,022,218 new ADSs (the “New ADSs”) representing 6,066,654 new Ordinary Shares (the “New Shares”) to certain investors (the “Investors”) pursuant to a New York law governed securities purchase agreement between the Company and the Investors dated 4 February 2021 (the “Securities Purchase Agreement”). The Private Placement closed, the New Shares were allotted and issued, and the New ADSs were issued on 9 February 2021.

1.3

In connection with the preparation and filing of the registration statement on Form F-1 to which this letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, we have been asked to provide an opinion on certain matters, as set out below.  We have taken instructions solely from the Company.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement (as defined above) and headings are for ease of reference only and shall not affect interpretation.

1.5

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate.  We have reviewed, amongst other things, the following documents:

2.1	a draft PDF copy of the Registration Statement filed with the SEC on 8 March 2021;
2.2	a PDF executed copy of the Securities Purchase Agreement; and

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2.3

a certificate dated 9 February 2021 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)

a PDF copy of the certificate of incorporation of the Company dated 18 November 1994, a PDF copy of the certificate of incorporation on change of name of the Company dated 21 June 1999 and a PDF copy of the certificate of incorporation on change of name of the Company dated 26 April 2007;

(b)	a PDF copy of the current articles of association of the Company adopted on 23 July 2020 (the “Articles”);
(c)

a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 15 January 2021 at which it was resolved, inter alia, to (i) approve the Private Placement in principle and (ii) constitute a pricing committee of the Board (the “Pricing Committee”) to approve various matters in connection with the Private Placement (the “Board Minutes”);

(d)

a PDF executed copy of the minutes of a meeting of the Pricing Committee held on 4 February 2021 at which it was resolved, inter alia, to enter into the Securities Purchase Agreement and to approve the sale of the New ADSs and the allotment and issue of the New Shares (the “Committee Minutes”); and

(e)

a PDF executed copy of the minutes of the annual general meeting of the Company held on 9 June 2020, at which it was resolved, inter alia, to authorise the Board to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) in the amounts specified therein and to allot equity securities pursuant to such authority as if section 561 of the Companies Act did not apply to such allotment subject to the limitations specified therein (the “Shareholder Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 09:52 a.m. (London time) on 8 March 2021 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:42 a.m. (London time) on 8 March 2021 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), it is our opinion that, as at today’s date, the New Shares were duly and validly authorised and issued, fully paid and are not subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;
5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;
5.3	the Articles referred to in paragraph 2.3 of this letter remain in full force and effect, and no alteration has been made or will be made to the Articles;
5.4	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;
5.5

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made;

5.6

in relation to the allotment and issue of the New Shares, the Directors have acted in the manner required by section 172 of the Companies Act and the New Shares were allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there were reasonable grounds for believing that the allotment and issue of the New Shares would promote the success of the Company for the benefit of its members as a whole;

5.7	there has not been any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Directors in relation to the allotment and issue of New Shares;
5.8

the Board Minutes and the Committee Minutes referred to in paragraph 2.3 (Documents) are a true record of the proceedings described therein, and that the meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or committee of the Board, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect;

5.9

the annual general meeting of the Company was duly convened and held on 9 June 2020 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.3 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.10

all of the New Shares were allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 4 and 5, respectively, of the Shareholder Resolutions, and that that authority and that power remained unutilised to a sufficient extent to enable the allotment and issue of the New Shares;

5.11

the Company has complied with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that the allotment and issue of New Shares was consistent with all such laws and regulations;

5.12

no New Shares or rights to subscribe for New Shares have been offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as retained by the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/1234), the Official Listing of Securities, Prospectus and Transparency (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/707) and the Financial Services (Miscellaneous Amendments) (EU Exit) Regulations 2020 (SI 2020/628) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the New Shares in breach of section 21 (Restrictions on financial promotion) of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; and

5.13	in issuing and allotting and granting rights to acquire New Shares, the Company is not carrying on a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA).
6.	SCOPE OF OPINION
6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter.
6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).

6.3	We express no opinion as to any agreement, instrument or other document other than as specified in this letter.
6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.
6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.
6.9

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS
7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:
(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;
(b)	an administration order has been made; or
(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.
7.5

We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from the Registration Statement.

8.	REGISTRATION STATEMENT

We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP